Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2009 (except Note 15, as to which the date is October 2, 2009), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-148572) and related Prospectus of Omeros Corporation for the registration of 6,820,000 shares of its common stock.
/s/ Ernst & Young LLP
Seattle, Washington
October 2, 2009